Exhibit 20

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

EXHIBIT 5.5.6 to the Amendment to the Original PRJ of Oi Group

PRIVATE INSTRUMENT OF COMMITMENT TO GRANT SURETIES AND CONSTITUTE GUARANTEES No. xxxxxxxx.

Branch Xxxx	Checking Account No. Xxxxxxxxx
I - BANK
II - CONTRACTING PARTY	Company Name	National Register of Legal Entities (CNPJ)
	Address	City
III - PRINCIPAL DEBTOR	As defined in the respective Surety Letters
IV - CREDITORS	As defined in the respective Surety Letters
V - TOTAL LIMIT AMOUNT OF THE SURETIES	Amount *	Limit Expiration Date [Indefinite / Fixed - at the discretion of PRINCIPAL DEBTOR]
VI - BANK REMUNERATION

Commission for Indefinite Term: 1.90% p.a. (one point nine per cent per annum) calculated in a simple way, based on a year of 360 days, on the value of the guaranteed obligation updated according to the same indexes, calculation criteria and legal, contractual or regulatory adjustment methods to which the creditor holding the guaranteed obligation is subject, for the period in which the Surety is in force.

Commission for Fixed Term: 1.60% p.a. (one point six per cent per annum) calculated in a simple way, based on a year of 360 days, on the value of the guaranteed obligation updated according to the same indexes, calculation criteria and legal, contractual or regulatory adjustment methods observed by the creditor holding the guaranteed obligation, for the period in which the Surety is in force.

Payment Method: Wire transfer

Payment Periodicity: Postpaid Quarterly

VII - FEE	Not Applicable

•	*Note: Oi and its subsidiaries will be able to use, from the limit made available when adhering to the public notice, the amount equivalent to the “Reduced Exposure” as from 2017. “Reduced Exposure” means the amount equivalent to Debtors’ reduced exposure from 2017 onwards, considering (i) the adjusted amount on the date of return of the surety letters, and (ii) the amounts reduced by a contractual amendment. For purposes of defining the amount of reduced exposure, the calculated considers Debtors’ entire collateral portfolio, regardless of the reduced exposure with a certain BANK. A new proof of the “Reduced Exposure” shall occur when the limit obtained with the previous proof reaches one hundred percent (100%) of use.

By this instrument BANK and CONTRACTING PARTY (jointly, “Parties”) hereby agree to enter into this Private Instrument of Guarantee for the Provision of Surety (“Agreement”), which will be governed by the following terms and conditions:

I - PURPOSE

1.       BANK, upon written request from CONTRACTING PARTY (the “Request”), and considering the conditions defined in this Agreement, shall issue surety letters (“SURETY” or, jointly, “SURETIES”) in favor of PRINCIPAL DEBTOR, for an indefinite or fixed term, at the sole discretion of PRINCIPAL DEBTOR, pursuant to the attached draft (Exhibit I), or based on other draft(s) agreed between the Parties by mutual agreement, whose copies will also become an integral and complementary part of, and inseparable part from, this Agreement.

1.1       According to the terms established in this Agreement, BANK and CONTRACTING PARTY agree on the terms and conditions for reimbursement to BANK of the amounts paid by BANK in favor of CREDITOR, as defined below, or at its order, due to the SURETY.

1.2       The request for issuance of the surety letter must be sent to BANK by CONTRACTING PARTY, necessarily containing the following data: (i) full name, address and number of the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) or the Individual Taxpayer’s Register of the Ministry of Finance (CPF/MF) of CREDITOR, as the case may be, if any; (ii) full name, address and number of the CNPJ/ME or the CPF/ME of PRINCIPAL DEBTOR, as the case may be; (iii) amount of the SURETY to be issued by the BANK; (iv) index of adjustment for inflation, if applicable, provided that said index is not exotic and regularly published in newspapers by official bodies or Custody and Settlement Chambers; (v) date of start and expiration of the surety letter, as the case may be, necessarily after the date of the request protocol; (vi) detailed object of SURETY; and (vii) copy of the agreement/instrument to be guaranteed, if applicable. The issuance of the surety letter must observe the condition of use of the credit limit provided in the adhesion to the public notice defined as: (i) of updated value on the date of return of the surety letters returned and (ii) of the amounts reduced by contractual amendment. The amounts will be calculated considering the entire guarantee portfolio, regardless of the reduced exposure with BANK, which will offer the limit for the possibility of issuing this SURETY.

1.3       BANK undertakes to issue the SURETY within one (1) business day, provided that the following conditions are met: (i) receipt by BANK of the request by 11:00 am with all the information and documents listed in clause 1.2; (ii) full use of the standard model set out in Exhibit I to this Agreement.

1.3.1       In case of any exception to the conditions defined in clause 1.3 above, the period for issuing the SURETY will be redefined on a case-by-case basis and by mutual agreement between the Parties.

II - PAYMENTS

2.       BANK, once requested to pay the total or partial amount of any SURETY, shall make such payment, by any expedient means, within the period granted by Beneficiary. BANK shall send a notice to CONTRACTING PARTY and PRINCIPAL DEBTOR, and shall verify, in a commercially usual manner, the legitimacy of the request, provided that BANK shall only fail to honor the requested payment if, within one (1) business day before the deadline to do so, BANK receives a judicial decision contrary to the payment determination.

3.       It is hereby established that any payment made by BANK or required from Bank, whether as principal, commissions, fines, taxes, fees, postal charges or any other payments related to SURETIES or this Agreement, provided they are these are reasonable and duly proven, will be reimbursed by CONTRACTING PARTY after two (2) business days of receipt of a written notice from BANK to that effect, provided that such receipt has occurred until 11:00 am. If the receipt of such written notice has occurred after this time, CONTRACTING PARTY will reimburse BANK on the respective business day following the term established in this clause 3.

3.1       The notices provided for in this clause may be made by e-mail and will be considered received on the date of submission thereof, provided that the receipt of such e-mail is confirmed by CONTRACTING PARTY).

4.       Should any CREDITOR of any guaranteed obligation demand payment added by any adjustment for inflation, commissions, fines and other charges, this Agreement shall cover them, without the need for an amendment hereto, and CONTRACTING PARTY will be liable for the amounts disbursed by BANK, by this title, for payment to the respective CREDITOR.

5.       The Parties admit that the SURETIES will be issued with the waiver of the benefits provided for in articles 827, 835 (as the case may be), 838, 838, I and 839 of the Civil Code and 794 of the Brazilian Code of Civil Procedure.

6.       BANK, regardless of notification, will be released from the SURETIES when making full payment of the corresponding obligations directly to CREDITORS, by means of deposit with a financial institution designated by it or court deposit, and, in this case, the express provisions in this Agreement will apply.

III - BANK REMUNERATION

7.       CONTRACTING PARTY undertakes to pay to BANK, for each SURETY provided, the commission stipulated in item VI of the Preamble of the Agreement, calculated on the total value of each of the guaranteed obligations, which will correspond to the value of the obligation subject matter of the guarantee updated according to the same legal, contractual or regulatory indexes, criteria and updating methods to which the creditor holding the guaranteed obligation is subject, as specified in the SURETIES.

7.1       The commission will be due by CONTRACTING PARTY until the return of the original copies of the SURETIES or submission of a discharge instrument, be it a certificate, write-off instrument, declaration or letter from CONTRACTING PARTY attesting full compliance with the obligations, which proves the extinction of the obligations undertaken by BANK in the SURETIES, as issued by CREDITORS. The referred documents shall be analyzed by BANK, which will have a term not exceeding three (3) business days, after which the documents will be considered as accepted, with the immediate write-off of the SURETIES.

7.2       The commission referred to in the main provision of this Clause will always be due pro rata tempore, provided that, after the write-off of the SURETY, the amount of the last installment of the commission payable to the BANK will be calculated until the date of such write-off and the payment shall be made within two (2) business days after BANK sends a notice indicating the amount due by CONTRACTING PARTY.

8.       After the period of three (3) years has elapsed, as of the date of execution of this instrument, the SURETY commission may be negotiated with CONTRACTING PARTY. If the Parties do not agree on the percentage of commission to be used, and within thirty (30) calendar days counting from a BANK’s statement in this sense, the Parties agree that CONTRACTING PARTY shall return to BANK the SURETY or a proper document of CREDITOR within one hundred and eighty (180) calendar days, provided that within this period the commission due will be that equivalent to the last commission defined in the Preamble.

9.       CONTRACTING PARTY undertakes to make the payment mentioned in the preceding clauses through Wire Transfer (TED) as credit into the account to be indicated by BANK.

IV - FEE

10.       The fee stipulated in the Preamble of this Agreement is the sole and exclusive liability of CONTRACTING PARTY, which undertakes to pay such fee on the dates mentioned in the Preamble hereof.

V - DEFAULT

11.       In the event of untimely compliance with the pecuniary obligations arising from this Agreement, default interest of one percent (1%) per month or fraction thereof will be charged on the amounts due by either Party, from the date of default until the date of actual payment of the obligations in question.

VI - TERM

12.       The SURETIES will be issued under this Agreement as from the date of execution of this instrument, and will in force for the term indicated in table “V” of the Preamble.

12.1.       As soon as CONTRACTING PARTY, PRINCIPAL DEBTOR or CREDITORS return to BANK the original SURETIES issued under the terms of this Agreement or submits to BANK the CREDITORS discharge instrument, or the CONTRACTING PARTY’s certificate, write-off instrument, declaration or letter attesting the fulfillment of the obligations proving (i) the extinction of the obligations undertake by BANK in the SURETIES, or (ii) the replacement of the guarantee with another type of guarantee or surety issued by another institution, subject to the provisions of Clause 7.1, this Agreement will be extinguished by operation of law, without prejudice to the payment of the amounts due by CONTRACTING PARTY, notably those described in Clause 7 of this Agreement.

12.2.       For SURETIES not issued in the standard model set out in Exhibit I to this Agreement and provided that these SURETIES have been accepted by BANK, the CONTRACTING PARTY undertakes to return such SURETIES to BANK, or to present a proper document from CREDITORS, in accordance with the provisions of Clause 12.1 above, within one hundred and eighty (180) days from the maturity of each of these SURETIES.

VI - EXPENSES

13.       CONTRACTING PARTY will pay (i) all commissions provided for in the Preamble; and (ii) any burden or charges that may be borne by BANK related to and/or arising from this Agreement, provided they are reasonable and duly proven by BANK.

13.1       All payments due by CONTRACTING PARTY to BANK under this clause shall be paid by CONTRACTING PARTY in the manner and conditions provided for in Clause 3 above and will be due as from the receipt of a written communication by CONTRACTING PARTY, which will contain the original proof of the expense or request for payment of the SURETIES, to be sent by one of the means of communication provided for herein.

VIII. ANTI-CORRUPTION REPRESENTATIONS AND WARRANTIES

14.       The Parties represent to be aware of and to know and understand the terms of the Brazilian anti-corruption laws or of any other laws applicable on the purpose hereof, particularly Law No. 12,846, dated August 1, 2013, the Foreign Corrupt Practices Act, - Act, 15 U.S.C., paragraphs 78dd-1, et seq. - (“FCPA”) of the United States of America (“Anti-Corruption Rules”), and undertake to abstain from any activity that may constitute a violation of the provisions of such Anti-Corruption Rules.

14.1       The Parties, on their behalf and on behalf of their managers, officers, employees and agents, as well as their partners that may act on their behalf, undertake to conduct their commercial practices during the term of this Agreement in an ethical manner and in accordance with the applicable legal precepts. Upon performance of this Agreement, neither Party nor any of their officers, employees, agents or partners acting on their behalf shall give, offer, pay, promise to pay or authorize the payment, whether directly or indirectly, of any money or any valuable thing to any governmental authority, consultant, representative, partner or any other third party with the purposes of influencing any act or decision of the agent or government, or to assure any undue advantage, or to direct the businesses to any person and which violates the Anti-Corruption Rules (“Prohibited Payment”). A Prohibited Payment does not include the payment of reasonable expenses incurred in good-faith, such as, for example, travel and hotel expenses, which are directly related to the promotion, explanation, demonstration or to products and services, or to performance of an agreement with a government or its agencies, provided that the payment is permitted by the applicable laws.

14.2       For the purposes of this Clause, each Party represents that:

(a)       it has not violated, is in violation of or will violate the Anti-Corruption Rules;

(b)       it is aware that any activity in violation of the Anti-Corruption Rules is prohibited and is aware of the possible consequences of such violation.

14.3       Any proven violation of the Anti-Corruption Rules, in any respect, may result in the immediate substantiated termination of this Agreement, regardless of any notification, subject to the penalties provided for herein.

IX - CONSULTATION AND INFORMATION TO THE CENTRAL BANK

15.       CONTRACTING PARTY is aware that BANK will include the information pertinent to active and passive financial transactions and guarantee under its liability in the Credit Information System (SCR) of the Central Bank of Brazil (BACEN), with the purpose, in addition to providing such information to BACEN to supervise the credit risks to which financial institutions are exposed, to facilitate the exchange of information between these institutions on the amount of debts and liabilities of clients and guarantors and, to that end, hereby authorizes BANK to consult, at any time, the debts and liabilities contained in the SCR.

15.1       CONTRACTING PARTY is aware that it will be able to obtain any information contained in the SCR, from the Customer Service Center (CAP) of BACEN, pertinent to the data contained in its name, upon written and reasoned request, where applicable, accompanied by the respective judicial decision regarding requests for corrections, exclusions and records of remedies and controversies regarding the information.

X - CONTRACTING PARTY’S OBLIGATIONS

16.       Upon occurrence of any of the events listed below, CONTRACTING PARTY undertakes, within ninety (90) calendar days from BANK’s notification in this regard, to obtain BANK’s discharge from Beneficiary.

a.       Noncompliance by CONTRACTING PARTY, in due time and manner, of any obligation incurred as a result of this Agreement and not remedied within ten (10) business days;

b.       Adjudication of bankruptcy or dissolution of CONTRACTING PARTY;

XI - MISCELLANEOUS

17.       Failure by BANK to exercise any rights or faculties granted by law or this Agreement does not imply a waiver of such rights or faculties, but mere tolerance or reserve by BANK to exercise them at any other time or occasion.

18.       CONTRACTING PARTY undertakes to keep BANK informed of any change of address, telephone number and other information relating to its location and actual receipt of documents. There being no updated information, all occurrences sent by BANK to the address in its records will, for all legal purposes, be considered received.

19.       The Parties establish that the registration information provided by CONTRACTING PARTY may be disclosed to companies belonging to the same economic conglomerate as BANK.

XII - JURISDICTION

20.       The parties choose the jurisdiction of the Judicial District of the Capital City of the State of Rio Janeiro to settle any issues arising out of this Agreement.

IN WITNESS WHEREOF, the Parties executed this Agreement in two (2) counterparts of equal context and for and for one sole purpose, in the presence of the witnesses below.

Rio de Janeiro, [month] [day], [year].

BANK

CONTRACTING PARTY

PRINCIPAL DEBTOR

Witnesses:

Name:	Name:
ID (RG) No.:	ID (RG) No.:
CPF No.:	CPF No.:

EXHIBIT I TO THE PRIVATE INSTRUMENT OF COMMITMENT TO GRANT SURETIES AND CONSTITUTE GUARANTEES No. <[No. of contract]>

FORM OF SURETY LETTER WITH [INDEFINITE / FIXED] TERM:

SURETY LETTER No. <[No. of contract]>

I - GUARANTOR	<[Name of bank]>, with offices at <[Bank address]>, in the city of <[ Bank city]>, State of <[ bank state]>, registered with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. <[bank cnpj]>.
II - PRINCIPAL DEBTOR	Company Name <[client]>	CNPJ <[client cnpj ]>
	Address <[client address]>	City / State <[client city state]>
III - CREDITOR	Company Name <[creditor]>	CNPJ <[creditor cnpj]>
	Address <[creditor address]>	City / State <[creditor city state] >

IV - PURPOSE OF THE SURETY	Guarantee in a pecuniary manner the liabilities of PRINCIPAL DEBTOR towards CREDITOR arising from the following obligations: <[object1]> <[object2]> <[object3]>.
V - CHARACTERISTICS OF THE SURETY	Amount of the Surety <[ Contractual amount in full]> (BRL <[ Contractual amount]>)

Adjustment to the Amount of the Surety

(<[x if not adjusted]>) - No

(<[x if adjusted]>) - Yes: based on the cumulative variation of <[adjustment index]>, calculated between the initial term of SURETY until the day of the actual payment, applied according to the same calculation criteria and legal, contractual or regulatory adjustment methods to which the creditor holding the guaranteed obligation is subject, in order to ensure full correspondence between the Amount of the Surety and the updated amount of the guaranteed obligation.

	Effective Date <[start date]>	Maturity Date [Indefinite / Fixed – AT THE DISCRETION OF PRINCIPAL DEBTOR]

Address:

Expiration Date: [Indefinite / Fixed – AT THE DISCRETION OF PRINCIPAL DEBTOR]

Limit Amount of the Surety: BRL xxx, fixed and non-adjustable.

1.       Bank XXX states to be Guarantor and principal payer, jointly and severally liable with Principal Debtor, up to the limit indicated above, undertaking before Beneficiary, in the capacity of Guarantor of Principal Debtor, to fulfill the pecuniary obligations arising from the XXX Agreement, entered into on XXX between Principal Debtor and Beneficiary.

2.       Guarantor expressly waives the benefits provided for in articles 827, 835 and 839 of the Brazilian Civil Code, 595 of the Brazilian Code of Civil Procedure (Law No. 5,869/73) and 794 of the Civil Procedure Code (Law No. 13,105/15), subject to the expiration date and the limit specified above, provided that the waiver of the legal benefits referred to herein has the purpose of granting immediate feasibility to this guarantee, but should not be interpreted in detriment of the term and amount in this surety letter, which are certain and determined, and they can only modified by means of an addendum executed by Guarantor and accepted by Beneficiary to that effect.

3.       This surety may be partially executed, without limitation of times while it is still a balance and as long as it is due.

4.       Guarantor undertakes, subject to the limit amount specified above, to make the payment of the amounts due within ten (10) business days from receipt of written notification from Beneficiary in respect thereof. Such notice must be delivered under protocol at the following address: XXXXX.

5.       Guarantor also undertakes to pay any legal expenses, provided that they are duly proven, in the event that Beneficiary is compelled to go to court to demand the fulfillment of any obligation undertaken by Principal Debtor, subject to the limit amount in this Surety Letter.

6.       It is established that the enforceability of this surety will cease by operation of law after the expiry of the preemptive period of thirty (30) days, counted from the maturity date indicated above, without Beneficiary having notified Guarantor to make the payment of the secured and defaulted obligation. After the aforementioned period has elapsed, Guarantor will be automatically released from the obligations undertaken herein, and may write off this surety.

7.       Guarantor further represents that this Surety Letter was issued in accordance with the rules of the Central Bank of Brazil, its bylaws, in compliance with the provisions of Article 34 of Law No. 4,595, dated December 31, 1964, and Article 2 of Resolution No. 2,325, dated October 30, 1996, of the National Monetary Council and that its signatories are vested with the necessary powers.

8.       The parties choose the jurisdiction of the Judicial District of the Capital City of the State of Rio Janeiro to settle any issues arising out of this Surety.

This Surety Letter is issued in one (1) original counterpart, payable only once, and two (2) copies.

Bank

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